SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 6, 2007

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NT HOLDING CORP.

(Exact name of registrant as specified in Charter)

NEVADA	000-15303	73-1215433
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

8th Floor, No. 211 Johnston Road

Wanchai, Hong Kong

(Address of Principal Executive Offices)

852-2836-6202

(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

1.01

On June 6, 2007, two of the Company’s majority shareholders, Fugu Enterprises, Inc. (“Fugu”) and TG Wanasports Management Limited “(“TG Wanasports”), entered into separate agreements (collectively, the “Agreements”) with Liu Xiu Lun (the “Purchaser”).

Pursuant to the terms of the Agreement with Fugu, the Purchaser will transfer to Fugu total consideration of $130,320.00 in exchange for an aggregate of 7,941,408 shares of common stock in the Company.

Pursuant to the terms of the Agreement with TG Wanasports, the Purchaser will transfer to the president and sole owner of TG Wanasports $169,680.00 to purchase all the ownership interest of TG Wanasports, effectively transferring ultimate control of 10,338,200 shares of common stock in the Company held by TG Wanasports.

Upon closing of these transactions, a change of control of the Company will occur.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

2.01

On June 6, 2007, the two Agreements set forth in section 1.01 above were completed and closed.

Pursuant to the terms of the Agreement with Fugu, the Purchaser has transferred to Fugu total consideration of $130,320.00 and purchased an aggregate of 7,941,408 shares of common stock in the Company.

Pursuant to the terms of the Agreement with TG Wanasports, the Purchaser has transferred to the president and sole owner of TG Wanasports $169,680.00 and purchased all the ownership interest of TG Wanasports, effectively transferring ultimate control of 10,338,200 shares of common stock in the Company held by TG Wanasports.

A change of control of the Company will occur.

ITEM 5.01 CHANGES IN CONTROL OF THE REGISTRANT

5.01

Pursuant to the transactions completed by the Stock Purchase Agreements described above in Item 2.01, there has been a change in control of the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The  Agreements are incorporated by reference and attached hereto as Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2007

NT Holding Corp.

By:	/s/ Chun Ka Tsun
Chun Ka Tsun
Chairman and Chief Executive Officer